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Exhibit (a)(4)

U.S. Offer to Purchase for Cash

Outstanding American Depositary Shares and
Common Shares
of
Siliconware Precision Industries Co., Ltd.
for
NT$275 Per American Depositary Share (Payable in U.S. Dollars) and
NT$55 per Common Share
by
Advanced Semiconductor Engineering,  Inc.

THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 1:30 A.M., NEW YORK CITY TIME, ON FEBRUARY 16, 2016, UNLESS THE U.S. OFFER IS EXTENDED

Please note that The Depository Trust Company and its participants, including the custodians for Euroclear and Clearstream, will establish their own cut-off dates and times for the tender of American Depositary Shares, which will be earlier than the expiration of the U.S. Offer.

December 29, 2015

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        Advanced Semiconductor Engineering, Inc., a company incorporated and existing under the laws of the Republic of China ("Purchaser"), is making an offer to purchase outstanding American Depositary Shares ("ADSs") of Siliconware Precision Industries Co., Ltd., a company limited by shares under the Company Law of the Republic of China ("SPIL"), each representing five Common Shares of SPIL, par value NT$10.00 per Common Share ("Common Shares"), and outstanding Common Shares held by U.S. holders upon the terms set forth in the U.S. Offer to Purchase, dated December 29, 2015 (the "U.S. Offer to Purchase"), and in the related ADS Letter of Transmittal and Common Share Form of Acceptance (which, together with any amendments or supplements thereto, collectively constitute the "U.S. Offer") enclosed herewith. Purchaser is offering to pay NT$275 for each ADS in cash, without interest, payable in U.S. dollars as converted when payment is made to Computershare Trust Company, N.A. (the "ADS Tender Agent") and NT$55 for each Common Share in cash, without interest, payable in New Taiwan dollars. The new Taiwan dollars payable in respect of ADSs will be converted to U.S. dollars at the exchange rate reported by the Taipei Forex Inc. which appears on the Reuters screen TAIFX1 page under the heading "Spot" as of 11:00 a.m. Taipei time on the date payment is made to the ADS Tender Agent, less applicable taxes and other governmental charges, if any.

        Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold ADSs registered in your name or in the name of your nominee.

        Enclosed herewith for your information and to forward to your clients are copies of the following documents:

  1.
  U.S. Offer to Purchase dated December 29, 2015.

  2.
  ADS Letter of Transmittal for your use in accepting the U.S. Offer and tendering ADSs and for the information of your clients. The ADS Letter of Transmittal is only for the tender of ADSs registered directly on the books of the ADS Depositary evidenced by American Depositary Receipts or other statements of holding.

  3.
  A form of letter that may be sent to your clients for whose accounts you hold ADSs registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the U.S. Offer.

  4.
  Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to U.S. federal income tax backup withholding.

  5.
  Return envelope addressed to Computershare Trust Company, N.A., the ADS Tender Agent (the "ADS Tender Agent"), for your use only.

        YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE U.S. OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 1:30 A.M., NEW YORK CITY TIME, ON FEBRUARY 16, 2016, UNLESS THE U.S. OFFER IS EXTENDED.

        The U.S. Offer is conditioned upon (i) there being validly tendered in accordance with the terms of a concurrent Republic of China Offer (the "ROC Offer"), and not withdrawn prior to the expiration of the ROC Offer, a number of Common Shares, not including those tendered into the U.S. Offer or those represented by ADSs, such that we will acquire at least 5% of the issued and outstanding share capital of SPIL and (ii) receipt of antitrust approval from the Taiwan Fair Trade Commission. In addition, the U.S. Offer is subject to the other conditions set forth in the U.S. Offer to Purchase, described in "The Offer—Section 11—Conditions to the U.S. Offer".

        Purchaser will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or other person (other than MacKenzie Partners, Inc. (the "U.S. Information Agent"), the ADS Tender Agent and KGI Securities Co. Ltd. (the "Common Share Tender Agent") as described in the U.S. Offer to Purchase) for soliciting tenders of ADSs or Common Shares pursuant to the U.S. Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and customary mailing and handling costs incurred by them in forwarding the enclosed materials to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of ADSs pursuant to the U.S. Offer, subject to Instruction 14 of the ADS Letter of Transmittal.

        In order to take advantage of the U.S. Offer, ADSs should be tendered electronically through The Depository Trust Company PTOP system in accordance with the instructions, procedures and deadlines established by The Depository Trust Company.

        Any inquiries you may have with respect to the U.S. Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the U.S. Information Agent at the address and telephone numbers set forth on the back cover of the U.S. Offer to Purchase.

Very truly yours,
ADVANCED SEMICONDUCTOR ENGINEERING, INC.

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF PARENT, PURCHASER, THE U.S. INFORMATION AGENT, THE ADS TENDER AGENT OR THE COMMON SHARE TENDER AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE U.S. OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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U.S. Offer to Purchase for Cash Outstanding American Depositary Shares and Common Shares of Siliconware Precision Industries Co., Ltd. for NT$275 Per American Depositary Share (Payable in U.S. Dollars) and NT$55 per Common Share by Advanced Semiconductor Engineering, Inc.